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EXHIBIT 6.28

                             TOTAL FILM GROUP, INC.

                              2000 STOCK BONUS PLAN

         Total Film Group, Inc., a Delaware corporation, (the "Company"), hereby adopts this 2000 Stock Bonus Plan (the "Plan") this 3rd day of January 2000, under which shares of common stock of the Company may be granted from time to time to officers, directors, employees and consultants of the Company or its subsidiaries, if any.

         1. PURPOSE OF THE PLAN. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified directors, officers, and employees capable of assisting in the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. It is designed to aid the Company in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who are perceived by management as having contributed to the success of the Company or who are important to the continued business and operations of the Company. The above aims will be effectuated through the issuance of shares of common stock of the Company, par value $.001 per share (the "Stock"), subject to the terms and conditions of this Plan.

         2. EFFECTIVE DATE. The Plan shall become effective immediately on adoption by the board of directors of the Company (the "Board").

         3. ADMINISTRATION OF THE PLAN. Administration of the Plan shall be by the Board. Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of the Plan or specific administrative duties with respect to the Plan, on such terms and to such committees of the Board as it deems proper; provided however, that if less than the entire Board is administering the Plan or grants under the Plan, action may be taken only by a committee of two or more "disinterested directors" as that term is defined in Rule 16b-3, and the regulations and releases thereunder all as promulgated by the Securities and Exchange Commission under authority of the Securities Exchange Act of 1934, as amended. Any issuance approved by the Board shall be approved by a majority vote of those members of the Board in attendance at a meeting at which a quorum is present. Any issuance approved by a committee designated by the Board shall be approved as specified by the Board at the time of delegation. The interpretation and construction of the terms of the Plan by the Board or a duly authorized committee shall be final and binding on all participants in the Plan absent a showing of demonstrable error. No member of the Board or duly authorized committee shall be liable for any action taken or determination made in good faith with respect to the Plan.

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         4. SHARES OF STOCK SUBJECT TO THE PLAN. A total of 50,000 shares of
Stock may be subject to, or issued pursuant to, the terms of this Plan.

         5. ELIGIBILITY. Stock under the Plan may be issued to employees, including officers, and directors of the Company or its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company, but performed BONA FIDE services to the Company, as may be deemed in the best interest of the Company by the Board or a duly authorized committee. Such services to the Company or a subsidiary shall not be in connection with the offer or sale of securities in a capital-raising transaction and shall not be in connection, directly or indirectly, with the promotion or maintenance of a market for the Stock or any other securities of the Company.

         6. WITHHOLDING. If the issuance of Stock pursuant to this Plan is subject to withholding or other trust fund payment requirements of the Internal Revenue Code or applicable state or local laws, such requirements may, at the discretion of the Board or a duly authorized committee, be met by the Company making such withholding or other trust fund payment and the shareholder reimbursing the Company such amount paid within 10 days after written demand therefor from the Company.

         7. EXPIRATION AND TERMINATION OF THE PLAN. The Plan may be abandoned or terminated at any time by the Board or a duly authorized committee. The Plan shall otherwise terminate on the earlier of the date that is: (i) ten years after the date the Plan is adopted by the Board; or (ii) ten years after the date the Plan is approved by the shareholders of the Company.

         8. NO RIGHT OF EMPLOYMENT. Nothing contained in this Plan shall be construed as conferring on a director, officer, or employee any right to continue or remain as a director, officer, or employee of the Company or its subsidiaries.

         9. COMPLIANCE WITH SECURITIES LAWS. The shares of Stock issued under the Plan shall be issued in compliance with applicable federal and state securities laws. It is the intent of this Plan that such shares of the Stock shall qualify for issuance under Rule 701 promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and similar state exemptions from registration.

         The foregoing Plan was duly adopted by the Board of Directors on the 3rd day of January 2000.


                                       /s/ Eli Boyer, Secretary